Exhibit 10.2

FIRST AMENDMENT TO STANDARD MULTI-TENANT OFFICE LEASE - GROSS

This FIRST Amendment to Lease (this “Agreement”) dated as of January 15, 2019 is entered into by and between Skypark Atrium, LLC (“Lessor”) and Global Clean Energy Holdings, Inc. a Deleware Corporation (“Lessee”), with reference to the following:

RECITALS

A.Lessor and Lessee have entered into that certain Lease dated January 7, 2014 collectively refered to as (the “Lease”), with reference to Suite 105 (the “Premises”) of the building located at 2790 Skypark Dr., Torrance, California (the “Building”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, upon execution of this Agreement, the Parties hereby agree as follows:

1.Capitalized Terms:  All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Agreement.  All references in the Lease and in this Agreement to “the Lease” or “this Lease” shall be construed to mean the Lease referenced above as amended and supplemented by this Agreement.

2.Effective Date:  Effective Februry 1, 2019  (the “Effective Date”), the parties hereto desire to modify the Lease in the respects hereinafter set forth.

3.Termination Date:  The Termination Date shall be amended to be July 31, 2019

4.Term:  Lessor and Lessee agree that the term of the Lease is hereby extended for an additional six (6) months commencing Febuary 1, 2019 and ending July 31, 2019.

5.Base Rent:  Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that commencing on the Effective Date the Base Rent shall be amended as follows:

Period:                                                            Monthly Base Rent:

Febuary 1, 2019 – July 31, 2019$2,851.20

6.Prior Tenancy:  Lessee is the current Lessee in the Premises under the Lease.  Accordingly, notwithstanding anything to the contrary in the Lease, the following shall apply:

6.1 Lessee accepts the Premises in its existing "as is" condition, without representation or warranty of any kind.

6.2 To the extent that Lessee is obligated or would be obligated upon the passage of time or the giving of notice, or both, under the Lease to remove any addition, improvement, alteration or fixture existing in the Premises or to restore the Premises to the condition that would exist except for such addition, improvement, alteration or fixture, Lessee shall also be obligated under this lease to perform such removal and restoration as if such additions, improvements, alterations or fixtures had been made or installed by Lessee under this Lease, and Lessee shall have been obligated to remove the same and restore the Premises with respect to the same in accordance with this Lease.

6.3 Lessor has no obligation to improve or modify the Premises pursuant to the terms of the lease.

6.4 Lessee has accepted full and complete possession of the Premises and is the actual occupant in possession and has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Lessee's leasehold interest.

7.California Mandatory Disclosures regarding the Nature of A Real Estate Agency Relationship and Indemnity:  When entering into a discussion with a real estate agent regarding a real estate transaction, a Lessee or Lessor should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction.  Lessee and Lessor acknowledge being advised by the Brokers in this transaction as follows:

A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Lessor and the Lessee in a transaction, but only with the knowledge and consent of both the Lessor and the Lessee.  In a dual agency situation, the agent has the following affirmative obligations to both the Lessor and the Lessee:  A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealing with the Lessor and Lessee.  A diligent exercise of reasonable skills and care in performance of the agent’s duties.  A duty of honest and fair dealing and good faith.  A duty to disclose all facts, known to the agent, materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties.  An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

In representing both Lessor and Lessee, the agent may not without the express written permission of the respective party, disclose to the other party that the Lessor will accept rent in an mount less than indicated in the listing or that the Lessee is willing to pay a higher rent than that offered.  The above duties of the agent in the real estate transaction do not relieve Lessor or Lessee from the responsibility to protect their own interests.  Lessor and Lessee should carefully read all agreements to assure that they adequately express their understanding of the transaction.  A real estate agent is a person qualified to advise about real estate.  If legal or tax advice is desired, consult a competent professional.

Brokers have no responsibility with respect to any default or breach hereof by either Party.  The Parties agree that no lawsuit or other legal proceeding involving any breach of duty, error or omission relating to the proposed Lease may be brought against Broker, except where Broker is found liable for gross negligence or wrongful misconduct.  The liability (including court costs and attorney’s fees), shall not exceed the fee received by such Broker pursuant to the proposed Lease.

Lessee acknowledges that Medical Asset Management has made no representations, oral, written, or implied as to whether or not the Lease contains the terms as agreed upon between Lessor and Lessee and Lessee is not relying upon any statement or fact or opinion from Medical Asset Management as to the contents of the lease documents and/or the legal effects.

Medical Asset Management is hereby advising Lessee to have the Lease documents reviewed by your attorney, accountant(s), and/or insurance agents for professional advice.  Lessee agrees to indemnify, defend and hold harmless Medical Asset Management its representatives, contractors, agents, and employees for any liability or loss, including without limitations, attorney fees and cost that may be occasioned as a result of the execution of this Lease.

8.Limitation of Liability:  To the maximum extent permitted by law, in no event will either party be responsible for any incidental damages, consequential damages, exemplary damages of any kind, lost goodwill, lost profits, lost business and/or any indirect economic damages whatsoever regardless of whether such damages arise from claims based upon contract, negligence, tort (including strict liability or other legal theory), a breach of any warranty or term of this Agreement, and regardless of whether a party was advised or had reason to know of the possibility of incurring such damages in advance.

Lessee acknowledges that Skypark Atrium, LLC. has made no representations, oral, written, or implied as to whether or not the Lease documents contain the terms as agreed upon between Lessor and Lessee and Lessee is not relying upon any statement or fact or opinion from Skypark Atrium, LLC as to the contents of this Agreement and/or the legal effects.  Skypark Atrium, LLC is hereby advising Lessee to have this Agreement reviewed by its attorney, accountant(s), and/or insurance agents for professional advice.  Lessee agrees to indemnify and hold harmless Skypark Atrium, LLC., its representatives, contractors, agents, and employees for any liability or loss, including without limitations, attorney fees and cost that may be occasioned as a result of the execution of this Agreement.

9.No CASP Inspection:  Pursuant to California Civil Code Section 1938, Lessee is hereby notified that, as of the date hereof, the Property has not undergone an inspection by a "Certified Access Specialist" and except to the extent expressly set forth in this Lease, Lessor shall have no liability or responsibility to make any repairs or modifications to the Premises or the Property in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."   Tenant acknowledges that Lessor has made no representation regarding compliance of the Premises or the Property with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Lessor’s prior written consent.

10.Airport Proximity Disclosure:  Lessee acknowledges that the Building is located adjacent to an airport and is subject to occasional noise pollution from helicopters, planes and other airport activates that can be a nuisance. Lessee and Lessor herby indemnify and hold harmless the other party from any claims, liability or damages related to the noise pollution or mitigation thereof.

11.Broker:  Lessor hereby represents and warrants to Lessee that it has dealt with no broker; finder or similar person in connection with this Agreement other than Medical Asset Management., and Lessee hereby represents and warrants to Lessor that it has dealt with no broker, finder or similar person in connection with this Agreement.  Lessor and Lessee shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) arising from a breach of the foregoing representation and warranty.

12.Ratification:  This Agreement shall supplement and amend the Lease and the provisions set forth below shall supersede any inconsistent provisions set forth in the Lease.  Except as otherwise specifically herein amended all of the terms, covenants, conditions, provisions and agreements of the Lease shall remain in full force and effect.  This Agreement shall be construed to be part of the Lease and shall be deemed incorporated into the Lease by this reference.

13.Counterparts:  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

14.Confidentiality:  Lessor and Lessee agree that all terms and conditions of this Agreement are personal and confidential.  The Agreement terms are not to be discussed with person or persons outside the parties to this Agreement.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Agreement to be duly executed and delivered on the date shown below, their respective signatures to memorialize the agreement of the Parties, as of the date first above written.

LESSOR:

SKYPARK ATRIUM, LLC, a California limited liability company

BY: SKYPARK ATRIUM I, LLC, a California limited liability company,

ITS: Managing Member

By:	/s/ STEVEN LOO
Name:	Steven Loo, Executive Manager

LESSEE:

Global Clean Energy Holdings, Inc. a Deleware Corporation

By:	/s/ RICHARD PALMER
Name:	Richard Palmer
Title:	President & CEO

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